Exhibit 99.1

Switchback II Corporation Announces Pricing of Upsized $275,000,000 Initial Public Offering

DALLAS—January 7, 2021-- Switchback II Corporation (the “Company”) announced today the pricing of its upsized initial public offering (“IPO”) of 27,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SWBK.U” beginning on January 8, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-fifth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “SWBK” and “SWBK.WS,” respectively.

Goldman Sachs & Co. LLC is acting as sole book running manager for the proposed offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the IPO price.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Switchback II Corporation

Switchback II Corporation was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the broad energy transition or sustainability arena targeting industries that require innovative solutions to decarbonize in order to meet critical emission reduction objectives.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Scott McNeill or Jim Mutrie

Email: info@swbk2.com

Phone: (972) 514-9535